EXHIBIT 12



       GENERAL ELECTRIC CAPITAL SERVICES, INC. AND CONSOLIDATED AFFILIATES

                Computation of Ratio of Earnings to Fixed Charges
                                       and
           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends

                      Nine months Ended September 30, 2000
                                   (Unaudited)


(Dollar Amounts In millions)                                                                    Ratio of
                                                                                                Earnings to
                                                                                                Combined Fixed
                                                                               Ratio of         Charges and
                                                                              Earnings to       Preferred Stock
                                                                             Fixed Charges      Dividends
                                                                            -----------------   -----------------
Net earnings                                                                        $  3,965         $  3,965
Provision for income taxes                                                             1,498            1,498
Minority interest in net earnings of consolidated affiliates                             159              159
                                                                                    --------         --------

Earnings before provision for income taxes and minority interest                       5,622            5,622
Fixed charges:
   Interest                                                                            8,375            8,375
   One-third of rentals                                                                  299              299
                                                                                    --------         --------

Total fixed charges                                                                    8,674            8,674
Less interest capitalized, net of amortization                                           (90)             (90)
                                                                                    --------         --------

Earnings before provision for income taxes and minority
   interest, plus fixed  charges                                                    $ 14,206         $ 14,206
                                                                                    ========         ========
Ratio of earnings to fixed charges                                                      1.64
                                                                                    ========
Preferred stock dividend requirements                                                                     --
Ratio of earnings before provision for income taxes to net earnings                                      1.38
                                                                                                     --------
Preferred stock dividend factor on pre-tax basis                                                          --
Fixed charges                                                                                           8,674
                                                                                                     --------
Total fixed charges and preferred stock dividend requirements                                        $  8,674
                                                                                                     ========
Ratio of earnings to combined fixed charges and preferred stock dividends                                1.64
                                                                                                     ========


For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.